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                                                                   EXHIBIT 10.11

                     THE CULLEN/FROST BANKERS, INC. DEFERRED
                     COMPENSATION PLAN FOR COVERED EMPLOYEES


         1. Purpose. The purpose of The Cullen/Frost Bankers, Inc. Deferred Compensation Plan for Covered Employees is to provide for the mandatory deferral of certain compensation payable to executive officers of the Company which would not be deductible by the Company under Section 162(m) of the Internal Revenue Code.

         2. Definitions.

         (a) "Account" means the deferred compensation account established for a Participant pursuant to Section 4(a).

         (b) "Beneficiary" means the person(s) designated by a Participant pursuant to Section 7 to receive payment of his or her Account in the event of the Participant's death.

         (c) "Board of Directors" means the board of directors of the Company.

         (d) "Committee" means the Compensation Committee of the Board of Directors.

         (e) "Company" means Cullen/Frost Bankers, Inc.

         (f) "Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or individual acting in such capacity) and any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under
Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year.


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         (g) "Deferral" means that portion of a Participant's Total Compensation which is deferred pursuant to Section 4.

         (h) "Disability" means a physical or mental disability which is determined by a physician acceptable to the Committee to have rendered the Participant incapable of continuing in the regular active employment of the Company for at least six months.

         (i) "Participant" means a Covered Employee who is participating in the Plan pursuant to Section 3.

         (j) "Plan" means The Cullen/Frost Bankers, Inc. Deferred Compensation Plan for Covered Employees set forth herein and as amended from time to time. The Plan is effective as of November 26, 2002.

         (k) "Plan Year" means the Company's taxable year for purposes of
Section 162(m) of the Internal Revenue Code.

         (l) "Total Compensation" means the total compensation payable to a Covered Employee by the Company for a Plan Year, prior to any deferral under the Plan.

         3. Participation.

         (a) Each Covered Employee shall become a Participant as of the first Plan Year in which such Covered Employee's Total Compensation would otherwise exceed the amount that would be deductible by the Company for such Plan Year pursuant to Section 162(m) of the Internal Revenue Code.

         (b) Participation in the Plan shall continue until the balance credited to the Participant's Account has been paid in full.



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         4. Amount of Deferral; Accounts.

         (a) If a Covered Employee's Total Compensation for a Plan Year would otherwise exceed the amount that would be deductible by the Company for such Plan Year pursuant to Section 162(m) of the Internal Revenue Code, then (i) payment of the amount of the Covered Employee's bonus for such Plan Year (which may otherwise be payable in the following calendar year) which is equal to such excess shall automatically be deferred and (ii) the Committee may in its discretion require that any payment of any other compensation payable to the Covered Employee (including salary) be deferred in order to eliminate such excess.

         (b) The Company shall establish an Account for each Participant on its books to which there shall be credited the amount of the Participant's Deferral. As of the last business day of each calendar year, an amount equal to a Participant's Account balance on the first business day of such year will be credited with a notional return equal to the prime rate as published in The Wall Street Journal on such business day for such year.

         5. Payment of Account.

         (a) Payment of each Participant's Account shall be made or commenced within 60 days after the end of the Plan Year in which the Participant ceases to be a Covered Employee, in accordance with the method elected pursuant to paragraph (c) of this Section. Notwithstanding the foregoing, if the Participant continues to be employed by the Company or an affiliate after ceasing to be a Covered Employee, the Committee may in its discretion provide that payment of the Participant's Account shall



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not be made until a date no later than 60 days after the end of the Plan Year in which the Participant ceases to be an employee of the Company and its affiliates.

         (b) In the event of the death or Disability of a Participant, the Committee may, in its sole discretion, provide for payment of the Participant's Account to be made or commenced prior to the time provide for in paragraph (a).


         (c) As soon as practicable after a Covered Employee becomes a Participant in the Plan, the Covered Employee shall elect whether the Participant's Account shall be paid in a lump sum, in substantially equal annual installments over a period not longer than 10 years or under such other method as approved by the Committee. All installment payments shall be made by the Company within 60 days after the end of each Plan Year. A Participant may change the method of payment by filing an election with the Committee on a form approved by it prior to the beginning of the year preceding the year in which payment of the balance in the Participant's Account is to be made or commenced.


         (d) A Participant may make a separate election with respect to whether, in the event of his or her death or Disability, the Participant's Account shall be paid in a lump sum, in substantially equal annual installments over a period of not longer than 10 years or under such other method as approved by the Committee. All installment payments shall be made by the Company within 60 days after the end of such Plan Year. A Participant may change the method of payment by filing an election with the Committee on a form approved by it prior to the beginning of the year preceding the year in which payment of the balance in the Participant's Account is to be made or commenced.



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

         6. Designation of Beneficiary. Each Participant may designate or change the designation of a Beneficiary or Beneficiaries to receive any payments due hereunder upon his or her death by filing a designation form with the Company, at any time prior to his or her death. The Company shall be bound by the last designation form filed with it by the Participant. In the absence of such designation of a Beneficiary by a Participant, or if no Beneficiary shall survive him or her, the Participant's Beneficiary shall be his or her estate.

         7. Contractual Obligation. The obligations of the Company to make payments hereunder shall be contractual only and all such payments shall be made from the general assets of the Company. Each Participant, Beneficiary and any other person or persons having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future.

         8. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to establish, amend and revoke the rules and regulations relating to the Plan and to decide all questions involving the administration, interpretation or application of the Plan. Any decision by the Committee concerning the Plan shall be final and binding on all persons participating in the Plan and their Beneficiaries. No member of the Committee shall be personally liable for any action or determination under the Plan.



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         9. No Assignment. No right or benefit or payment under the Plan shall be subject to assignment, sale or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution; except that a Participant shall be permitted to transfer and assign his or her rights hereunder to, but only to, a trust, limited liability company or partnership of which all of the beneficiaries, members or partners are the transferring Participant or members of his or her immediate family, subject, however, to compliance with all applicable tax, securities and other laws and to a determination being made by the Company (based on the advice of counsel) that the assignment or transfer will not result in the occurrence of a taxable event.

         10. No Right to Continued Employment. Neither the provisions of the Plan nor any action taken thereunder shall be construed to give any Participant any right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

         11. Taxes. The Company shall have the right to withhold from any payment made under the Plan any taxes required by law to be withheld with respect to such payment.

         12. Amendment or Termination. The Company may amend or terminate the Plan at any time in its sole discretion, provided that any amendment of the Plan may not adversely affect the rights of any Participant or Beneficiary to receive benefits under the Plan in accordance with its terms in effect prior to such amendment; in particular, no amendment may be made which reduces the amounts then payable pursuant to the provisions of Section 5. Notwithstanding anything contained herein to the contrary, in the event of the termination of the Plan, amounts payable under the Plan to Participants shall be equal to the balance then in their Accounts, and the Company may



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direct that such amounts under the Plan be paid to Participants (or their
Beneficiaries) as soon as practicable.


         13. Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, each Participant and his or her Beneficiaries. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as any obligation of the Company or its successors in interest.

         14. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without reference to rules relating to conflict of laws.



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         IN WITNESS WHEREOF, the undersigned has caused this Plan to be duly adopted as of this ____ day of January, 2003.



                                      CULLEN FROST BANKERS, INC.


                                      By: /s/ Richard W. Evans Jr
                                          -------------------------------------
                                      Title: Chairman & Chief Executive Officer




Attest:

/s/Jim Eckel
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